Exhibit 99.1

Netcapital Shareholder Update

Speaker: Todd Violette, Chief Executive Officer

Introduction & Safe Harbor Disclaimer

Good afternoon, everyone. Thank you for taking the time to join us today for this shareholder update.

I want to begin by expressing my sincere gratitude to our shareholders, partners, and team members. Thank you for your patience, your trust, and your continued support as we have navigated through this transitional period in our company’s history.

Before we dive into the core of today’s presentation, I must remind everyone that our discussion today will contain forward-looking statements. These statements are based on management’s current expectations, beliefs, and assumptions regarding the future of our business, future events, and financial trends.

Actual results may differ materially from those expressed or implied in these forward-looking statements due to a variety of risks, uncertainties, and other factors. We encourage everyone to review our recent SEC filings, including our annual and quarterly reports, for a more detailed discussion of the risks and variables facing our business. The Company assumes no obligation to update any forward-looking statements made today, except as required by law.

Furthermore, I want to clarify that today’s update is not intended to be a financial earnings call. Instead, my purpose today is to share a transparent look at where we stand right now, what we have accomplished over the past several months to stabilize our foundation, and—more importantly—where I believe Netcapital can go over the next five years.

Shift in Strategy: Moving Beyond the Portal

When I first accepted the role of CEO, I took a step back to analyze our market positioning. I asked myself one foundational question: If we were starting Netcapital today—knowing what we know now about the rapid evolution of artificial intelligence, automation, and the global capital markets—what kind of company would we build?

The answer to that question was clear, and it shifted our entire strategic horizon. The answer wasn’t simply to build a slightly better Regulation Crowdfunding portal. It was something much bigger, much more comprehensive.

I believe that modern entrepreneurs deserve far more than just a digital marketplace to raise capital. A capital raise is a single moment in time; building a company is a lifelong journey. To succeed over the long term, entrepreneurs need:

●	Structured education.

●	Intelligent, data-driven guidance.

●	Rigorous compliance support.

●	Seamless access to institutional and retail capital.

●	Technology that simplifies complex, high-stakes decision-making.

Ultimately, entrepreneurs need long-term relationship partners—not one-time transaction platforms. Our long-term vision is to build a complete ecosystem that answers all of these needs.

The Portal as the Foundation

Let me be clear: Netcapital currently operates a regulated funding portal and a FINRA-registered broker-dealer. These are valuable regulated assets.

However, under our new strategic roadmap, I no longer view them as isolated, standalone business units. Instead, I view them as the concrete foundation upon which we can build a much larger, interconnected enterprise.

Think of our regulated portal as the first spoke in a wheel. On its own, a single spoke carries limited weight. But as we develop and integrate additional capabilities, each new service becomes another spoke that strengthens the entire wheel.

By wrapping education, corporate advisory services, data analytics, capital formation strategies, and broker-dealer services around that central hub, we create an ecosystem in which each capability reinforces the others. Over time, the more our clients engage with us across their growth journey, the more value we can deliver to them, and the more defensible our business becomes.

Technology and Initiative Orion

The common thread running through this entire ecosystem is technology. It is no secret that artificial intelligence is restructuring major industries. Financial services and the capital markets will certainly be no exception.

But I want to emphasize that our goal is not to chase trends or build another generic AI chatbot. Our goal is to build a highly secure, private AI operating environment engineered to do two things: help our internal teams serve clients efficiently and empower entrepreneurs to demystify the complex capital formation process.

Internally, we have been quietly developing a long-term strategic initiative that we call Orion. Project Orion focuses on safely integrating advanced technology into our day-to-day operations and the external client experience. The concept is to build a private operating environment that learns from Netcapital’s proprietary workflows while strictly adhering to the guardrails of our highly regulated business activities.

Our Philosophy on Technology: We believe that technology should enhance human judgment—never replace it.

By leveraging automation for repetitive, administrative, and compliance-heavy tasks, we may free up our people to do what they do best: provide high-value, personalized advice and human relationship management to our clients.

Infrastructure Strategy & Data Center Acquisitions

As management continues to execute this strategy, we are actively evaluating expansion opportunities that extend beyond traditional application software. To truly power a private, robust AI operating environment like Orion, you cannot just rely on third-party application layers or standard commercial cloud space. You need direct access to, and control over, the underlying infrastructure.

For this reason, we are actively evaluating opportunities to acquire data center assets and infrastructure. We believe owning or directly controlling these physical assets could support the intense computing requirements, strict data sovereignty, and massive scalability needed for our advanced AI applications.

By bringing data center infrastructure into our broader strategic mix, we aim to secure the foundational hardware needed to power our fintech ecosystem efficiently, while potentially creating a highly defensible, asset-backed foundation for our company.

I want to emphasize that our evaluation of potential infrastructure acquisitions is part of our broader, long-term strategic review. These opportunities are currently in the evaluation, sourcing, and initial development stages. Any future acquisitions or structural expansions will remain subject to rigorous due diligence, Board of Directors approval, final financing arrangements, and relevant regulatory processes. As these material developments progress and cross definitive thresholds, we will communicate them transparently through the appropriate public SEC disclosure channels.

Conclusion

Why am I excited about the future of Netcapital?

In the modern economy, companies are increasingly being defined by three core pillars: their proprietary data, their specialized technology, and the strength of the ecosystems they build. Netcapital already possesses the most difficult pieces of that foundation. We are a public company. We possess a regulated platform. We have an active broker-dealer license.

Now, our executive team’s job is to intelligently connect these pieces in ways that will unlock value for our clients and, by extension, for our shareholders. I am confident that the greatest opportunities for this company still lie ahead of us.

The past several months have been strictly focused on stabilizing our business, optimizing operations, and refining our strategy. The years ahead will focus on aggressively building on that stability. Our commitment to you is to continue making highly disciplined operational decisions, investing thoughtfully in technology, and pursuing growth opportunities that we believe can create sustainable, long-term shareholder value.

Thank you once again for your continued support and your confidence in Netcapital. We appreciate the opportunity to update you and look forward to reporting on our progress through appropriate public channels.

Good day.